Exhibit 99.1

Greg Parker Investor Relations 210/220-5632 or Renee Sabel Media Relations 210/220-5416

FOR IMMEDIATE RELEASE

October 26, 2011

CULLEN/FROST REPORTS STEADY THIRD QUARTER RESULTS

•	Capital ratios still strong
•	Deposits continue to rise
•	Loan environment remains challenging

SAN ANTONIO – Cullen/Frost Bankers, Inc. (NYSE: CFR) today released results for the third quarter of 2011, reporting that the Texas financial services leader continues to operate well in an ongoing environment of sluggish economic growth and low interest rates.

Cullen/Frost’s net income for the third quarter of 2011 was $54.5 million, or $.89 per diluted common share, compared to third quarter 2010 earnings of $55.0 million, or $.90 per diluted common share. Returns on average assets and equity for the third quarter of 2011 were 1.15 percent and 9.79 percent, respectively, compared to 1.25 percent and 10.49 percent for the same period of 2010.

The provision for loan losses was $9.0 million, compared to $10.1 million reported a year earlier, while the allowance for loan losses as a percentage of loans decreased to 1.43 percent from 1.57 percent for the same quarter of 2010.

For the third quarter of 2011, net interest income on a tax-equivalent basis increased 3.1 percent to $160.6 million, compared to the $155.7 million reported for the same quarter of 2010. Average deposits for the quarter were $15.4 billion, an increase of $586 million over the previous quarter, and $1.1 billion over the $14.3 billion reported for the third quarter of 2010. Average loans for the third quarter of 2011 were $8.0 billion, down $22 million compared to the $8.1 billion reported for the third quarter a year earlier, and down $44 million compared to the $8.1 billion reported in the second quarter.

“Cullen/Frost continues to produce steady results in a challenging economy and extended low interest rate environment,” said CEO Dick Evans. “I was pleased to see strong growth in trust fees, the majority of it from investment fees. We saw solid increases in both net interest income and non-interest income for the quarter. The response to our company’s value proposition since the financial crisis began in 2008 has been gratifying, validating our way of doing business, as customers come to understand the Frost difference. In fact, average deposits have grown almost $5.0 billion over the last 12 consecutive quarters.

“In a lending environment that remains challenging, with individuals and businesses remaining cautious and paying down debt, we continue to add relationships. We are seeing the result of our disciplined calling and team selling efforts in the expansion of our customer base, which should drive our future growth.

Frost opened three new financial centers during the third quarter, including locations in the Rice Village and River Oaks areas in Houston, and one location in Cedar Park in South Austin. In late September, our investment advisory, Frost Investment Advisors, launched the Frost Natural Resources Fund, adding another strategy to the firm’s mutual fund family.

“The Texas markets Frost serves are some of the strongest in the U.S., and the state continues to grow jobs at a higher rate than the nation. The overall economy remains sluggish, however, and the recovery has flattened,” said Evans. “Our credit quality levels are manageable, capital levels remain very strong, and we have money to lend.

“It has been three years since Cullen/Frost turned down TARP bailout funds, and we continue to believe that this was among the best decisions in our 143-year history,” Evans said. “This decision allowed us to pursue a laser-like focus on building our business. In addition, we have consistently paid a shareholder dividend and, in fact, have increased the dividend annually for the past 17 years.

“As always, it is our people who make Cullen/Frost’s success possible. They provide the human capital that makes our business work, and they are doing a great job of helping us take advantage of the opportunities we have seen in this recession. I appreciate their continued efforts to help our company grow,” Evans said.

During the quarter, the company corrected an under-accrual of taxes from incorrectly deducting premium amortization on municipal bonds since 2008. This resulted in the unusually high effective tax rate in the third quarter of 30.3 percent. As a result, the Corporation recognized additional income tax expense totaling $6.0 million. This was offset, in part, by a $4.2 million after-tax net gain on the sale of $32.6 million in long duration municipal securities during the quarter.

For the first nine months of 2011, earnings were $162.1 million, up 4.1 percent, compared to $155.7 million reported for the same period of 2010. On a per-share basis, earnings for the year to date were $2.64 per diluted common share, compared to $2.57 per diluted common share for the same period in 2010. Returns on average assets and equity for the first nine months of 2011 were 1.19 percent and 10.11 percent respectively, compared to 1.23 percent and 10.42 percent for the same period a year earlier.

Noted financial data for the third quarter of 2011 follows.

•

Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the third quarter of 2011 were 14.59 percent and 16.57 percent, respectively, and continue to be in excess of well capitalized levels. The tangible common equity ratio was 9.01 percent at the end of the third quarter of 2011 compared to 9.15 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets.

•

Net-interest income on a taxable equivalent basis for the third quarter of 2011 totaled $160.6 million, an increase of 3.1 percent compared to $155.7 million for the same period a year ago. This increase resulted primarily from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. Strong growth in deposits has helped to fund the increase in earning assets. The net interest margin was 3.81 percent for the third quarter of 2011, compared to 4.04 percent for the third quarter of 2010, and 3.95 percent for the second quarter of 2011.

•

Non-interest income for the third quarter of 2011 totaled $79.2 million, an increase of $8.8 million compared to $70.4 million reported for the third quarter of 2010. This included a $6.4 million pre-tax gain on the sale of $32.6 million in long-duration municipal securities. Without this gain, non-interest income would have been up $2.4 million from the third quarter last year. Trust fees rose $1.4 million to $18.4 million, compared to $17.0 million for the third quarter of 2010, with most of the increase resulting from investment fees. Insurance commissions and fees were up $1.0 million, mainly due to higher benefits commissions of $736,000 that were impacted, in part, by the acquisition of Clark Benefit Group in May 2011 ($243,000).

•

Non-interest expense was $137.4 million for the quarter, up $4.9 million, or 3.7 percent, compared to the $132.6 million reported for the third quarter a year earlier. Total salaries rose $2.0 million, or 3.3 percent, to $61.7 million, and were impacted by normal annual merit increases. Employee benefits were down $694,000, primarily related to decreases in expenses from the Corporation’s retirement plan (down $678,000). Furniture and equipment expense was $13.1 million, up $941,000 from the same quarter last year. This increase occurred due to increases in software maintenance and amortization expenses primarily for software placed into service in 2010. Other expenses increased $5.0 million from the third quarter last year. The most significant components of this increase were $2.2 million in advertising and brand promotion expense and $3.0 million in various and sundry losses which included a $1.4 million write-down related to an interest in a limited partnership and $1.3 million in losses on the sale/write-down of foreclosed assets. Deposit insurance expense was down $2.1 million to $2.6 million compared to the third quarter of last year. The decrease was related to a change in the deposit insurance assessment base and a change in the method by which the assessment rate is determined for large financial institutions.

•

For the third quarter of 2011, the provision for loan losses was $9.0 million, compared to net charge-offs of $16.3 million. For the third quarter of 2010, the provision for loan losses was $10.1 million, compared to net charge-offs of $9.4 million. The allowance for loan losses as a percentage of total loans was 1.43 percent at September 30, 2011, compared to 1.57 percent at the end of the third quarter last year and 1.52 percent at the end of the second quarter of 2011. Non-performing assets decreased to $139.3 million at the end of the third quarter, down from $161.4 million last quarter-end and $168.7 million at last year’s third quarter.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, October 26, 2011, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, October 30, 2011 at 800-642-1687 with Conference ID # of 19299812.The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the Web site, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $19.5 billion in assets at September 30, 2011 and 115 financial centers throughout Texas. One of 24 U.S. banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effects of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2011			2010
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$145,361	$144,333	$141,759	$141,563	$142,416
Net interest income(1)	160,579	159,509	156,638	155,221	155,702
Provision for loan losses	9,010	8,985	9,450	11,290	10,100
Non-interest income:
Trust fees	18,405	18,976	18,220	17,399	17,029
Service charges on deposit accounts	24,306	23,619	23,368	24,082	24,980
Insurance commissions and fees	9,569	7,908	10,494	6,777	8,588
Other charges, commissions and fees	8,134	8,478	8,759	7,796	7,708
Net gain (loss) on securities transactions	6,409	—	5	—	—
Other	12,394	11,811	11,487	14,224	12,125

Total non-interest income	79,217	70,792	72,333	70,278	70,430
Non-interest expense:
Salaries and wages	61,697	61,775	62,430	60,744	59,743
Employee benefits	12,004	13,050	15,311	12,458	12,698
Net occupancy	12,080	11,823	11,652	11,197	12,197
Furniture and equipment	13,106	12,628	12,281	12,335	12,165
Deposit insurance	2,583	2,598	4,760	4,918	4,661
Intangible amortization	1,108	1,107	1,120	1,217	1,276
Other	34,829	33,816	32,507	30,872	29,812

Total non-interest expense	137,407	136,797	140,061	133,741	132,552

Income before income taxes	78,161	69,343	64,581	66,810	70,194
Income taxes	23,654	13,657	12,653	13,759	15,199

Net income	$54,507	$55,686	$51,928	$53,051	$54,995

PER SHARE DATA
Net income – basic	$0.89	$0.91	$0.85	$0.87	$0.90
Net income - diluted	0.89	0.91	0.85	0.87	0.90
Cash dividends	0.46	0.46	0.45	0.45	0.45
Book value at end of quarter	36.69	35.54	34.25	33.74	34.78

OUTSTANDING SHARES
Period-end shares	61,245	61,245	61,242	61,108	60,836
Weighted-average shares - basic	61,137	61,094	61,018	60,772	60,524
Dilutive effect of stock compensation	102	297	316	176	141
Weighted-average shares - diluted	61,239	61,391	61,334	60,948	60,665

SELECTED ANNUALIZED RATIOS
Return on average assets	1.15%	1.23%	1.19%	1.18%	1.25%
Return on average equity	9.79	10.45	10.11	9.96	10.49
Net interest income to average earning assets(1)	3.81	3.95	4.03	3.93	4.04

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2011			2010
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,036	$8,080	$8,081	$8,033	$8,058
Earning assets	17,053	16,356	15,822	15,953	15,590
Total assets	18,825	18,170	17,678	17,855	17,470
Non-interest-bearing demand deposits	5,905	5,464	5,248	5,371	5,125
Interest-bearing deposits	9,524	9,379	9,221	9,264	9,166
Total deposits	15,429	14,843	14,469	14,635	14,291
Shareholders’ equity	2,209	2,137	2,083	2,114	2,080

Period-End Balance:
Loans	$8,090	$8,068	$8,025	$8,117	$8,053
Earning assets	17,728	16,710	16,160	15,806	15,852
Goodwill and intangible assets	540	541	541	542	543
Total assets	19,490	18,478	17,942	17,617	17,738
Total deposits	16,064	15,104	14,710	14,479	14,530
Shareholders’ equity	2,247	2,177	2,097	2,062	2,116
Adjusted shareholders’ equity(1)	2,003	1,974	1,943	1,907	1,865

ASSET QUALITY
($ in thousands)
Allowance for loan losses	$115,433	$122,741	$124,321	$126,316	$126,157
as a percentage of period-end loans	1.43%	1.52%	1.55%	1.56%	1.57%
Net charge-offs	$16,318	$10,565	$11,445	$11,131	$9,385
Annualized as a percentage of average loans	0.81%	0.52%	0.57%	0.55%	0.46%
Non-performing assets:
Non-accrual loans	$110,178	$130,528	$123,811	$137,140	$144,900
Foreclosed assets	29,114	30,822	30,892	27,810	23,778

Total	$139,292	$161,350	$154,703	$164,950	$168,678
As a percentage of:
Total loans and foreclosed assets	1.72%	1.99%	1.92%	2.03%	2.09%
Total assets	0.71	0.87	0.86	0.94	0.95

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.59%	14.37%	14.22%	13.82%	13.38%
Total Risk-Based Capital Ratio	16.57	16.42	16.31	15.91	15.46
Leverage Ratio	8.82	8.94	8.99	8.68	8.67
Equity to Assets Ratio (period-end)	11.53	11.78	11.69	11.70	11.93
Equity to Assets Ratio (average)	11.73	11.76	11.78	11.84	11.90

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2011	2010
CONDENSED INCOME STATEMENTS
Net interest income	$431,453	$421,896
Net interest income(1)	476,725	461,098
Provision for loan losses	27,445	32,321
Non-interest income
Trust fees	55,601	51,029
Service charges on deposit accounts	71,293	74,714
Insurance commissions and fees	27,971	27,238
Other charges, commissions and fees	25,371	22,656
Net gain (loss) on securities transactions	6,414	6
Other	35,692	36,112

Total non-interest income	222,342	211,755

Non-interest expense
Salaries and wages	185,902	178,845
Employee benefits	40,365	39,894
Net occupancy	35,555	34,969
Furniture and equipment	38,015	35,316
Deposit insurance	9,941	15,533
Intangible amortization	3,335	3,908
Other	101,152	93,335

Total non-interest expense	414,265	401,800
Income before income taxes	212,085	199,530
Income taxes	49,964	43,817

Net income	$162,121	$155,713

PER SHARE DATA
Net income – basic	$2.64	$2.57
Net income – diluted	2.64	2.57
Cash dividends	1.37	1.33
Book value at end of period	36.69	34.78

OUTSTANDING SHARES
Period-end shares	61,245	60,836
Weighted-average shares – basic	61,083	60,289
Dilutive effect of stock compensation	199	179
Weighted-average shares – diluted	61,282	60,468

SELECTED ANNUALIZED RATIOS
Return on average assets	1.19%	1.23%
Return on average equity	10.11	10.42
Net interest income to average earning assets(1)	3.93	4.13

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2011	2010
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,066	$8,156
Earning assets	16,415	15,125
Total assets	18,229	16,961
Non-interest-bearing demand deposits	5,541	4,907
Interest-bearing deposits	9,376	8,962
Total deposits	14,917	13,869
Shareholders’ equity	2,143	1,999

Period-End Balance:
Loans	$8,090	$8,053
Earning assets	17,728	15,852
Goodwill and intangible assets	540	543
Total assets	19,490	17,738
Total deposits	16,064	14,530
Shareholders’ equity	2,247	2,116
Adjusted shareholders’ equity(1)	2,003	1,865

ASSET QUALITY
($ in thousands)
Allowance for loan losses	$115,433	$126,157
As a percentage of period-end loans	1.43%	1.57%
Net charge-offs:	$38,328	$31,473
Annualized as a percentage of average loans	0.64%	0.52%
Non-performing assets:
Non-accrual loans	$110,178	$144,900
Foreclosed assets	29,114	23,778

Total	$139,292	$168,678
As a percentage of:
Total loans and foreclosed assets	1.72%	2.09%
Total assets	0.71	0.95

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.59%	13.38%
Total Risk-Based Capital Ratio	16.57	15.46
Leverage Ratio	8.82	8.67
Equity to Assets Ratio (period-end)	11.53	11.93
Equity to Assets Ratio (average)	11.76	11.78

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).